Exhibit (a)(54)


August 25, 2000
00/27

FOR IMMEDIATE RELEASE
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           DIME EXTENDS "DUTCH AUCTION" TENDER OFFER TO SEPTEMBER 20TH
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         NEW YORK-- August 25, 2000-- Dime Bancorp, Inc. (NYSE:DME) announced today that it has extended its "Dutch Auction" tender offer commenced on August 1, 2000 to purchase for cash up to 13,607,664 shares of its common stock (including the associated preferred stock purchase rights) until 12:00 midnight, New York City time, on Wednesday, September 20, 2000.

         Based on the most recent report from the depositary for Dime's tender offer, approximately 275,000 shares of common stock have been tendered to Dime to date. Dime said that certain of the conditions to the completion of its tender offer have not yet been satisfied.

         Dime Bancorp, Inc. is the parent company of The Dime Savings Bank of New York, FSB (www.dime.com), a regional bank serving consumers and businesses through 127 branches located throughout the greater New York City metropolitan area. Directly and through its mortgage banking subsidiary, North American Mortgage Company (www.namc.com), Dime also provides consumer loans, insurance products and mortgage banking services throughout the United States.

CONTACT:
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Abernathy MacGregor Group, New York                          Dime
Mike Pascale/Rhonda Barnat                                   Franklin L. Wright
(212) 371-5999                                               (212) 326-6170